Exhibit 10.1

JULY 27, 2023

Dear Andrew,

It is with great enthusiasm that Talis Biomedical Corporation (“Talis” or the “Company”) is providing you an employment offer for the full-time position of President and Chief Scientific Officer, reporting to Robert Kelley, Chief Executive Officer.

We are pleased to offer you a base salary at the rate of $450,000.00 per year, which will be paid in accordance with the Company’s normal payroll practices. The target annual bonus for this position is 50% of your earned eligible compensation, beginning in calendar year 2023. All payments to you from the Company will be subject to standard payroll deductions and applicable withholdings. You must be employed through the date bonuses are paid to employees. Your primary work location shall be remote, provided, that, the Company reserves the right to require you to perform your duties at places other than your primary work location from time to time, and to require reasonable business travel.

As a material inducement to your acceptance of this offer of employment, subject to approval by the Board (or the Compensation Committee of the Board), following your start date with us, you will be granted (i) a nonqualified stock option to purchase a number of shares of common stock of the Company equal to 30,575 minus the number of shares granted pursuant to the ISO Award (as defined below), in both cases, with an exercise price equal to the closing price of common stock of the Company on the date of grant of each such award. Subject to your continued employment with the Company, the nonqualified stock option will vest over the four-year period following your employment start date as follows: twenty-five percent (25%) vesting on the twelve (12) month anniversary of your start date and the remainder vesting monthly over the following thirty-six (36) months. The Company understands that you would not accept employment with the Company but for the granting of these equity awards. These grants will be subject to the terms of a non-stockholder approved 2021 Inducement Plan, to be approved by the Board (or the Compensation Committee of the Board) pursuant to the “inducement exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1. You will receive copies of the 2021 Inducement Plan and award agreements promptly after the Board’s (or the Compensation Committee’s) approval of these equity awards.

In addition, subject to approval by the Board (or the Compensation Committee of the Board), following your start date, you will be granted an incentive stock option to purchase a number of shares equal to the maximum number of shares eligible for incentive stock option treatment pursuant to applicable law, as determined on the date of grant (the “ISO Award”). Subject to your continued employment with the Company, the ISO Award will vest over the four-year period following your employment start date as follows: twenty-five percent (25%) vesting on the twelve (12) month anniversary of your start date and the remainder vesting monthly over the following thirty-six (36) months. The terms of the ISO Award will be subject to your grant agreement and the Company’s standard terms and conditions under the Company’s 2021 Equity Incentive Plan.

You will be eligible for Company benefits, which currently include medical, dental and vision insurance, as well as other Company benefits, for you and your eligible dependents, subject to plan terms and generally applicable Company policies. We also offer a 401(k) with a Company match as well as a Flexible Time Off (FTO) program and paid Company holidays.

You will be eligible to participate as a Tier 1 participant in the Talis Biomedical Corporation Severance and Change in Control Plan, pursuant to the terms and conditions of a participation agreement (if approved and executed by you and the Company) and other applicable plan documents. In the event the Company changes your compensation, benefits, position, duties or work location without your prior written agreement, you shall have the right to terminate your employment for “Good Reason” in which case you shall be entitled to all severance benefits without limitation under Section 3. Non-Change In Control Severance Benefits in the Participation Agreement of the Talis Biomedical Corporation Severance and Change in Control Plan.

In your role as an officer of the Company, you shall be covered under an Indemnification Agreement substantially identical to the Indemnification Agreement provided to the Company’s other officers and directors. In addition, you shall be covered under the Company’s director and officer liability insurance coverage.

Please note that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, for any reason or for no reason.

Your acceptance of this offer and commencement of employment with the Company are contingent upon successfully passing a background check prior to your start date with us. Please refer to the Disclosure and Authorization Form below, which authorizes the Company to perform this background check.

As a Company employee, you will be expected to abide by Company rules and policies. You acknowledge that by reason of your employment by the Company, you will receive specialized training with respect to the Company and come into possession of, have knowledge of and contribute to confidential and proprietary information and may establish substantial goodwill on behalf of the Company. Accordingly, as a condition of and in consideration of your employment with the Company, and for other good and valuable consideration, including specialized training, access the Company’s confidential and proprietary information, and the eligibility for the equity grant above, the receipt and sufficiency of which is hereby acknowledged, you agree to sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. This offer will expire at 12:00 p.m. Pacific Time on July 28, 2023.

Prior to your first day of employment with us, you will be provided with additional information about our company policies, benefit programs, and general employment conditions. To fulfill federal identification requirements, you should bring I-9 documentation on your first day to support your identity and eligibility to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

We would be extremely pleased to have you join the Talis team! Should you accept our offer, and we sincerely hope you will, we would like your start date with Talis to be on or around August 1, 2023. If you have any questions, please do not hesitate to call me at 610.844.3950.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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We look forward to working with you and expect you will find your employment at Talis a rewarding and enjoyable experience.

Best Regards,

/s/ Matt Pepe

Matt Pepe

Vice President – Human Resources Talis Biomedical Corporation

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Andrew A. Lukowiak 7/28/2023

Andrew A. Lukowiak Date